Chittenden Corporation
Consolidated Balance Sheets (Unaudited)




                                              March 31,             December 31
                                                 1995                   1994
                                             --------               --------
ASSETS                                                      (In Thousands)

Cash and Cash Equivalents                      $108,926               $100,973

Securities Available For Sale                   253,025                196,829

Securities Held For Investment (Market Value
 $9,526,000 in 1995; and $9,280,000 in 1994)      9,849                  9,869

Stock in Federal Home Loan Bank                   4,365                      -

Loans:
    Commercial                                  177,071                105,281
  Real Estate:
    Residential                                 444,829                405,618
    Commercial                                  260,147                214,103
    Construction                                 10,706                  7,281
                                             -----------            -----------
      Total Real Estate                         715,682                627,002
    Consumer                                    133,569                140,677
                                             -----------            -----------
Total Loans                                   1,026,322                872,960
  Less:  Allowance for Possible Loan Losses     (23,402)               (19,099)
                                             -----------            -----------
Net Loans                                     1,002,920                853,861
                                             -----------            -----------
Loans Held for Sale                               9,513                  2,870
Premises and Equipment, Net                      18,388                 17,864
Intangible Assets, Net                           12,088                      -
Accrued Interest Receivable                      11,606                  9,906
Other Real Estate Owned                           2,178                  1,288
Net Deferred Tax Asset                           14,019                 11,969
Other Assets                                     14,040                  8,479
                                             -----------            -----------
Total Assets                                 $1,460,917             $1,213,908
                                             ===========            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Demand                                       $182,660               $180,481
  Certificates of Deposit $100,000 and Over     129,556                 69,885
  Savings and Other Time                        958,006                819,832
                                             -----------            -----------
Total Deposits                                1,270,222              1,070,198
                                             -----------            -----------
Short-Term Borrowings                            43,539                 22,650
Accrued Expenses and Other Liabilities           28,172                 22,750
                                             -----------            -----------
Total Liabilities                             1,341,933              1,115,598
                                             -----------            -----------
Stockholders' Equity:
  Common Stock - $1 Par Value
    Authorized - 30,000,000 Shares
    Issued - 8,485,929 Shares in 1995;
     and 8,099,870 in 1994                        8,486                  8,100
  Surplus                                        58,331                 49,863
  Retained Earnings                              59,627                 55,755
Treasury Stock - At Cost, 298,569 Shares in 1995;
      710,346 in 1994                            (4,029)                (9,586)
Net Unrealized Loss on Securities Available for
  Sale, Net of Taxes of $1,671,000 in 1995;
    and $3,077,000 in 1994                       (3,337)                (5,718)
Unearned Portion of Employee Restricted Stock       (94)                  (104)
                                             -----------            -----------
Total Stockholders' Equity                      118,984                 98,310
                                             -----------            -----------
Total Liabilities and Stockholders' Equity   $1,460,917             $1,213,908
                                             ===========            ===========

Certain amounts for 1994 have been reclassified to conform with 1995 class-ifications.

The accompanying notes are an integral part of these consolidated financial statements.